Exhibit 99.1

FOR IMMEDIATE RELEASE	Media Contact: Shannon Wherry Director of Corporate Communications swherry@ff-inc.com (469) 207-9482

First Foundation Inc. Announces Senior Management Appointments

DALLAS, TX – November 21, 2022 –First Foundation Inc. (NASDAQ: FFWM), a financial services company with two wholly-owned operating subsidiaries, First Foundation Advisors and First Foundation Bank, today announced that Chief Executive Officer, Scott F. Kavanaugh, has been named President of First Foundation Inc. and First Foundation Bank, effectively immediately.

Chief Financial Officer and Interim President, Kevin Thompson, has stepped down. Amy Djou, First Foundation Bank’s Chief Accounting Officer, will assume the position of Interim Chief Financial Officer of First Foundation Inc. and First Foundation Bank while First Foundation conducts a comprehensive search for a permanent replacement.

“Enhancing Scott’s position to include the role of President is the most suitable, long-term transition for the organization,” said Max Briggs, lead independent director. “For the past 15 years, First Foundation and its affiliates have benefitted tremendously from Scott’s proven leadership and strong knowledge of finance, banking, and real estate. The board has complete confidence that he is the right choice to assume this role and execute against the commitments we have made to reduce expenses and slow loan growth while continuing to deliver excellent service to our clients.”

Kavanaugh has served as CEO of First Foundation Inc. and First Foundation Bank since 2009. He was formerly an Executive Vice President and Director of Secondary Marketing for Provident Funding. Kavanaugh was a founding stockholder of Commercial Capital Bancorp and served as Director, Executive Vice President and Chief Administrative Officer from June 1999 to February 2003. Mr. Kavanaugh also served as Director, Executive Vice President and Chief Operating Officer of Commercial Capital Mortgage since its formation in 1998 until 2003. During his tenure, the bank grew over 400% and was successfully taken public in December 2002.

Prior to today’s appointment, Amy Djou had served as Chief Accounting Officer of the Bank since March 2021. Djou joined First Foundation Bank in May 2016. She served as Senior Vice President, Controller of the Bank between January 2018 and March 2021 and as Vice President, Controller of the Bank between May 2016 and January 2018. Ms. Djou is a Certified Public Accountant, licensed in the State of California since 2002.

About First Foundation

First Foundation Inc. (NASDAQ: FFWM) and its subsidiaries offer personal banking, business banking, and private wealth management services, including investment, trust, insurance, and philanthropy services. This comprehensive platform of financial services is designed to help clients at any stage in their financial journey. The broad range of financial products and services offered by First Foundation are more consistent with those offered by larger financial institutions, while its high level of personalized service, accessibility, and responsiveness to clients is more aligned with community banks and boutique wealth management firms. This combination of an integrated platform of comprehensive financial products and personalized service differentiates First Foundation from many of its competitors and has contributed to the growth of its client base and business. Learn more at firstfoundationinc.com, or connect with us on LinkedIn and Twitter.

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